Exhibit 10.3(c)

CENTURYTEL, INC.
SUPPLEMENTAL DOLLARS & SENSE PLAN
2008 RESTATEMENT
EFFECTIVE JANUARY 1, 2008

I.	Purpose of the Plan

1.01                      This Supplemental Dollars & Sense Plan was established by CenturyTel, Inc. (the "Company") and its subsidiaries and designated affiliates to provide to certain select management employees the opportunity to defer a portion of their compensation in excess of the deferrals permissible under the terms of the CenturyTel Dollars & Sense 401(k) Plan (the "Dollars & Sense Plan") maintained by the Company and to allow the Company to make matching contributions based on such deferrals in excess of those permissible under such plan. This Plan is not intended to constitute a qualified plan under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and is designed to be exempt from the participation, vesting, funding and fiduciary responsibility rules of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").  The Plan is intended to comply with Code §409A.  The Plan was restated effective January 1, 2005.  This document again restates the Plan to comply with the final Treasury Regulations under Code §409A and to make certain other changes.

II.	Definitions

        As used in this Plan, the following terms shall have the meanings indicated, unless the context otherwise specifies or requires:

2.01                      ACCOUNT shall mean the account established under this Plan in accordance with Section 4.01.

2.02                      ACCOUNT BALANCE, as of a given date, shall mean the fair market value of a Participant's Account as determined by the Committee.  In 2005, each active Participant was given the right to elect to have his Account Balance transferred to the CenturyTel Retirement Plan ("Retirement Plan") to the extent permitted under the QSERP concept (i.e. to the extent possible given discrimination limitations applicable to the Retirement Plan).  Each Participant's Account Balance was reduced by the amount which was transferred to the Retirement Plan, if any.  In 2005, under the Code §409A transition rules, each Participant was also given the right to elect to take a distribution of the portion of his Account Balance that was not transferred to the Retirement Plan.  Each Participant's Account Balance was reduced by the amount distributed to him in 2005, if any.  Each Participant's Account Balance shall also be reduced by an amount equal to any Profit Sharing Contribution to such Participant's profit sharing account in the CenturyTel, Inc. Dollars & Sense Plan at such time such contribution is made effective for Plan years beginning after 2004.  If the Profit Sharing Contribution is made after the end of a calendar year with respect to the preceding calendar year and is made before the due date, including extensions, of the Company's income tax return for such preceding year, the reduction to the Participant’s Account Balance in this Plan shall also be made with respect to such preceding year.

2.03                      BENEFICIARY shall mean the person or persons designated by the Participant to receive benefits after the death of the Participant.

2.04                      COMMITTEE shall mean the CenturyTel Retirement Committee.

2.05                      COMPENSATION COMMITTEE means the Compensation Committee of the Board of Directors of the Company.

2.06                      EFFECTIVE DATE of this Plan shall mean the first day of the first payroll period commencing on or after January 1, 1995. The effective date of this Restatement shall mean January 1, 2008.

2.07                      EMPLOYER shall mean the Company, any Subsidiary thereof, and any affiliate designated by the Company as a participating employer under this Plan.

2.08                      EXCESS SALARY shall mean the amount of a Participant's compensation upon which the Participant can no longer make deferral contributions under the Dollars & Sense Plan due to the application of Code Section 401(a)(17) and 402(g).  As provided in Treasury Regulations §1.409A-2(a)(13), compensation paid after the last day of the Plan Year solely for services performed during the final payroll period described in Code section 3401(b) shall be treated as compensation for services provided for the subsequent calendar year.  This does not apply to Incentive Compensation.

2.09                      INCENTIVE COMPENSATION shall mean any amount awarded to a Participant under the Company's Key Employee Incentive Compensation Plan or other executive incentive compensation arrangement maintained by the Company, including the amount of any stock award in its cash equivalent at the time of conversion of the award from cash to stock.  A Participant's Incentive Compensation shall be determined on an annual basis and shall, for purposes of this Plan, be allocated to the year in which the Participant performed the services with respect to which the Incentive Compensation was awarded.

2.10                      NOTIONAL shall mean imaginary, not actual.

2.11                      PARTICIPANT shall mean any officer of the Company, any Subsidiary thereof, and any designated affiliate, who is granted participation in the Plan in accordance with the provisions of Article III.

2.12                      PLAN shall mean the CenturyTel, Inc. Supplemental Dollars & Sense Plan, as amended and restated herein.

2.13                      PLAN YEAR shall mean the calendar year.

2.14                      PROFIT SHARING ACCOUNT shall mean an account first established in 2006 and continuing thereafter under this Plan to which contributions under Section 6.03 were credited.  The Profit Sharing Accounts shall be merged into the Accounts for Participants as of the Effective Date and the separate existence of Profit Sharing Accounts shall cease.

2.15                      SPECIFIED EMPLOYEE shall mean a Participant who is a key employee of the Employer under Treasury Regulations §1.409A-1(i) because of final and binding action taken by the Board of Directors of the Company or its Compensation Committee, or by operation of law or such regulation.

2.16                      SUBSIDIARY shall mean any corporation in which the Company owns, directly or indirectly through subsidiaries, at least 50% of the combined voting power of all classes of stock.

2.17                      TRANSFER ACCOUNT shall mean the account established under this Plan in accordance with Section 4.01.

III.       Participation

3.01                      Any employee who is either one of the officers of an Employer in a position to contribute materially to the continued growth and future financial success of an Employer, or one who has made a significant contribution to the Employer's operations, thereby meriting special recognition, shall be eligible to participate provided the following requirements are met:

(a)           The officer is employed on a full-time basis by an Employer and is compensated by a regular salary; and

(b)           The coverage of the officer is duly approved by the Compensation Committee.

3.02                      If a Participant who retired or otherwise terminated employment is rehired, he shall not again become a Participant in the Plan unless the coverage of the officer is again duly approved by the Compensation Committee.

3.03                      It is intended that participation in this Plan shall be extended only to those officers who are members of a select group of management or highly compensated employees, as determined by the Compensation Committee.

IV.           Accounts and Investments

4.01                      An Account shall be established on behalf of each Participant who receives an allocation pursuant to Sections 6.01 and 6.02. Each Participant's Account shall be credited with such allocation, and earnings and gains on his Account Balance, and shall be debited with distributions, losses, and any expenses properly chargeable thereto.  A Transfer Account has been established on behalf of each former inactive Participant in the CenturyTel, Inc. Supplemental Defined Contribution Plan ("SDC Plan") who elected no later than December 15, 2005 to have his account balance in that plan transferred to another nonqualified plan of the Company.  Such Transfer Account holds the amount transferred from the SDC plan to this Plan for each such inactive Participant.  No other amounts shall be accepted as Transfers to a Transfer Account.  Such Transfer Account shall be treated as if it were an Account under this Plan, except that in lieu of any other earnings, the balance in each Transfer Account shall be credited with interest at the rate equal to the 6 month Treasury bill rate adjusted each January 1, and the form of payment shall be the form of payment the Participant elected under the SDC Plan and not a lump sum cash payment under Section 9.01.  The form of payment the Participant selected under the SDC Plan cannot be changed.

4.02                      Each Participant shall have the same rights with respect to investment of amounts in his Account hereunder as are available from time to time under the Dollars & Sense Plan, as to permissible investment funds, except as provided below. Investment in securities or other obligations issued by the Employer will not be available under the Plan. The investment rights of each Participant hereunder shall extend to all amounts in his Account, including deferral contributions and matching contributions.

4.03                      The Account Balances of Participants in the Plan shall be revalued as of the end of each trading day, taking into account the values of the various assets which are Notional investments of the Accounts and taking into account Notional contributions or transfers to each Account during the day and Notional withdrawals or transfers from each Account during the day.

V.           Participant Salary Deferrals

5.01                      Each Participant shall make separate written elections, prior to the first day of each Plan Year (or, as to a Participant who first becomes a Participant in the Plan as of a day other than January 1 and who is not then a participant in any other account balance plan of or agreement with the Employer governed by Code §409A that permits elective deferrals by the Participant, as defined in Treasury Regulations §1.409A-1(c)(2)(i)(A), within 30 days after the date the Participant becomes eligible to Participate in the Plan (but only with respect to compensation paid for services to be performed subsequent to the election) to defer a portion of his (i) Excess Salary and/or (ii) Incentive Compensation. The amount of allowable deferral pursuant to each of the Participant's elections shall be a whole percentage, not to exceed 25%. An election to defer Excess Salary shall provide for a deferral to be made from each paycheck. An election to defer Incentive Compensation shall provide for a deferral to be made from the bonus check representing the cash portion of such award.  Notwithstanding the above, with respect to any Incentive Compensation which is performance-based, as defined in Treasury Regulations §1.409A(1)(e), each Participant may make a separate written election no later than June 30 of the calendar year performance period.  Rehires shall be treated as if they were in their first year of eligibility if they satisfy the 24 month rule in Treasury Regulations §1.409A-2(a)(7)(ii).

5.02                      Any election made under the terms of Section 5.01 shall be irrevocable until the succeeding January 1.  As permitted by Treasury Regulations §1.409A-3(j)(4)(viii), a Participant may cancel his deferral election due to an unforeseeable emergency or a hardship distribution pursuant to Treasury Regulations §1.401(k)-1(d)(3).

5.03                      If a Participant does not make new elections for a succeeding Plan Year under Section 5.01, his elections in effect for the current Plan Year shall be deemed to continue in force and effect as if made for such succeeding Plan Year.

VI.           Allocations to Participant's Accounts

6.01                      The Employer shall allocate to each Participant's Account the amount of Excess Salary and/or Incentive Compensation deferred by such Participant pursuant to an election made under Section 5.01. The allocation hereunder shall be made as of the date of the paycheck or bonus check to which the deferral by the Participant relates.

6.02                      The Employer shall allocate a matching contribution to each Participant's Account under this Plan each Plan Year equal to the total matching percentage (including matching and additional matching contributions) for the year provided by the Dollars & Sense Plan multiplied by the Participant's deferrals under this Plan.

VII.          Vesting of Account

7.01                      A Participant's Account Balance shall be fully vested at all times.
7.02                      The Profit Sharing Account of each Participant who was an active employee on November 6, 2006 shall be fully vested and nonforfeitable at all times.

VIII.        Time of Payment and Beneficiaries,

8.01                      Except as provided in Section 8.02 and Articles X and XI, a Participant's vested Account Balance is payable immediately upon termination of employment for any reason.

8.02                      The Account Balance of a deceased Participant shall be paid within 90 days after his death, and shall be made to his Beneficiary designated on a form provided for such purpose by the Committee. If the Participant fails to designate a beneficiary, his Account Balance shall be payable to his surviving spouse or, if none, to his surviving child or children (or legal representative of any minor child or child who has been declared incompetent or incapable of handling his affairs) in equal shares. The Account Balance of a Participant who dies leaving no spouse or children shall be paid to his estate.

IX.       Form of Benefit Payment

9.01                      Except as provided in Section 4.01, all payments of the Participant's Account Balance to the Participant or to the Participant’s Beneficiary shall be in the form of a lump sum cash payment.

X.            Acceleration of Payments.

10.01                      If at any time the Plan fails to meet the requirements of Code §409A, an amount equal to the amount required to be included in the Participant’s income as a result of the failure to comply with the requirements of Code §409A shall be paid to the Participant in one lump sum on the first day of the month following the Company's determination that the failure has occurred.

10.02                      If the Plan receives a domestic relations order as defined in Code §414(p)(1)(B) and ERISA §206(d)(3)(B)(ii), the Committee shall accelerate the time of payment to an individual other than the Participant as may be necessary to fulfill such order in an amount not to exceed the Participant's Account Balance, provided that the provisions of ERISA §206(d)(3)(C) through (F) shall apply as if this Plan were governed by part 2 of Title I of ERISA.

10.03                      The Committee shall accelerate the time or schedule of a payment under the Plan as may be necessary: (1) to comply with an ethics agreement between the Participant and the Federal government, or (2) to comply with applicable Federal, state, local or foreign ethics laws or conflict of interest laws; each as described in Treasury Regulations §1.409A-3(j)(4)(iii).

XI.           Delay of Payments

11.01                      A payment otherwise due hereunder shall be delayed to a date after the designated payment date under the following circumstances:

(a)           Notwithstanding any other provision hereof, any payment which constitutes deferred compensation under Code §409A and the Treasury Regulations thereunder and which is not exempt from coverage by Code §409A and the Treasury Regulations thereunder shall commence upon termination of employment of a Participant who is a Specified Employee on the first day of the seventh month following the date of the Specified Employee’s termination of employment, or, if earlier, the date of death of the Specified Employee.  Nevertheless, for all other purposes of this Agreement, a payment shall be deemed to have been made on the date it would have had the Employee not been a Specified Employee.

(b)           Notwithstanding any other provision hereof, a Participant shall not have separated from service with the Employer on account of termination of employment for reasons other than death if he would not be deemed to have experienced a termination of employment under the default rules of Treasury Regulations §1.409A-1(h).

(c)           Payments that would violate loan covenants or other contractual terms to which the Employer is a party, where such a violation would result in material harm to the Employer (in such case, payment will be made at the earliest date at which the Employer reasonably anticipates that the making of the payment will not cause such violation, or such violation will not cause material harm to the Employer).

(d)           Payment where the Employer reasonably anticipates that the making of the payment will violate Federal securities laws or other applicable law, provided that the payment shall be made at the earliest date at which the Employer reasonably anticipates that the making of the payment will not cause such violation.  (The making of a payment that would cause inclusion in gross income or the application of any penalty provision or other provision of the Code is not treated as a violation of applicable law).

(e)           Payments the deduction for which the Employer reasonably anticipates would be limited by the application of Code §162(m) (in such case, payment will be made at either the earliest date at which the Employer reasonably anticipates that the deduction of the payment will not be so limited or the calendar year in which the Participant separates from service).

(f)           Payment may also be delayed upon such other events and conditions as the Commissioner of Internal Revenue may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.

XII.           Additional Restrictions on Benefit Payments

12.01                      In no event will there be a duplication of benefits payable under the Plan because of employment by more than one participating Employer.

XIII.           Administration and Interpretation

13.01                      The Plan shall be administered by the Committee. The Committee shall have full power and authority to interpret and administer the Plan and, subject to the provisions herein set forth, to prescribe, amend and rescind rules and regulations and make all other determinations necessary or desirable for the administration of the Plan.

13.02                      The decision of the Committee relating to any question concerning or involving the interpretation or administration of the Plan shall be final and conclusive.

XIV.                      Nature of the Plan

14.01                      Benefits under the Plan shall generally be payable by the Employer from its own funds, and such benefits shall not (i) impose any obligation upon the trust(s) of the other employee benefit programs of the Employer; (ii) be paid from such trust(s); nor (iii) have any effect whatsoever upon the amount or payment of benefits under the other employee benefit programs of the Employer. Participants have only an unsecured right to receive benefits under the Plan from the Employer as general creditors of the Employer. The Employer may deposit amounts in a trust established by the Employer for the purpose of funding the Employer's obligations under the Plan. Participants and their beneficiaries, however, have no secured interest or special claim to the assets of such trust, and the assets of the trust shall be subject to the payment of claims of general creditors of the Employer upon the insolvency or bankruptcy of the Employer, as provided in the trust.

XV.           Employment Relationship

15.01                      An employee shall be considered to be in the employment of the Employer as long as he remains an employee of either the Company, any Subsidiary of the Company, any designated affiliate, or any corporation to which substantially all of the assets and business of any of such entities are transferred. Nothing in the adoption of this Plan nor the designation of any Participant shall confer on any employee the right to continued employment by the Employer, or affect in any way the right of the Employer to terminate his employment at any time. Any question as to whether and when there has been a termination of an employee's employment, and the cause, notice or other circumstances of such termination, shall be determined by the Committee, and its determination shall be final.

XVI.                     Amendment and Termination of Plan

16.01                      The Company may terminate the Plan and accelerate any payments due (or that may become due) under the Plan:

(a)           Within 12 months of a corporate dissolution of the Company taxed under Code §331, or with the approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that the amounts deferred under the Plan are included in the Participant's gross income in the latest of (i) the calendar year in which the termination occurs, (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture or (iii) the first calendar year in which the payment is administratively practicable.

(b)           Within the 30 days preceding or the 12 months following a Change in Control Event (as defined in Treasury Regulations §1.409A-3(i)(5)) provided that Treasury Regulations §1.409A-3(j)(4)(ix)(B) is complied with.

(c)           In the Company's discretion, provided that Treasury Regulations §1.409A-3(j)(4)(ix)(C) is complied with.

(d)           Due to such other events and conditions as the Commissioner of the IRS may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.

16.02                      The Company, acting through the Compensation Committee, its Board of Directors, or any person or entity designated by the Compensation Committee or the Board of Directors, may amend this Plan.  The Retirement Committee cannot amend the Plan for any reason, unless authorized to do so by the Compensation Committee or the Company’s Board of Directors.  Notwithstanding any other provision of this Plan, it is the intention of the Company that no payment or entitlement pursuant to this Plan will give rise to any adverse tax consequences to any Participant under Code §409A and Treasury Regulations and other interpretive guidance issued thereunder, including that issued after the date hereof (collectively, "Section 409A"). This Plan and any amendments hereto shall be interpreted to that end and (1) to the maximum extent permitted by law, no effect shall be given to any provision herein, any amendment hereto or any action taken hereunder in a manner that reasonably could be expected to give rise to adverse tax consequences under Section 409A and (2) the Company shall take any corrective action reasonably within its control that is necessary to avoid such adverse tax consequences.  No amendments shall divest otherwise vested rights of Participants, their Beneficiaries or Spouses.

XVII.                      Binding Effect

17.01                      This Plan shall be binding on the Company, each Subsidiary and any designated affiliate, the successors and assigns thereof, and any entity to which substantially all of the assets or business of the Company, a Subsidiary, or a designated affiliate are transferred.

XVIII.                     Construction

18.01                      The masculine gender, where appearing in the Plan, shall be deemed to include the feminine gender, and the singular may indicate the plural, unless the context clearly indicates the contrary. The words "hereof", "herein", "hereunder" and other similar compounds of the word "here" shall, unless otherwise specifically stated, mean and refer to the entire Plan, not to any particular provision or Section. Article and Section headings are included for convenience of reference and are not intended to add to, or subtract from, the terms of the Plan.

18.02                      The Plan shall be interpreted in a manner that does not give rise to any adverse tax consequences to any Participant under Code §409A and the Treasury Regulations and other interpretive guidance issued thereunder. Any provision of the Plan that would cause a violation of Code §409A if followed shall be disregarded.

18.03 Any reference to any section of the Code or the Treasury Regulations shall be deemed to also refer to any successor provisions thereto.

XIX.                      Demand For Benefits

19.01                      (a) Filing of Claims for Benefits.  Benefits shall ordinarily be paid to a Participant without the need for demand, and to a beneficiary upon receipt of the beneficiary's address and Social Security Number (and evidence of death of the Participant, if needed).  Nevertheless, a Participant or a person claiming to be a beneficiary who claims entitlement to a benefit can file a claim for benefits in writing with the Committee.

(b)           Notification to Claimant of Decision.  If a claim is wholly or partially denied, a notice of the decision rendered in accordance with the rules set forth below will be furnished to the claimant not later than 90 days after receipt of the claim by the Committee.

If special circumstances require an extension of time for processing the claim, the Committee will give the claimant a written notice of the extension prior to the end of the initial 90 day period.  In no event will the extension exceed an additional 90 days.  The extension notice will indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render its final decision.

(c)           Content of Notice.  The Committee will provide to every claimant who is denied a claim for benefits written or electronic notice setting forth in a clear and simple manner:

(1)           The specific reason or reasons for denial;

(2)           Specific reference to pertinent plan provisions on which denial is based;

(3)           A description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such materials or information are necessary; and

(4)           Appropriate information as to the steps to be taken if the claimant wishes to submit his or her claim for review, including a statement of the claimant's right to bring a civil action under ERISA Section 502(a) following an adverse determination on review.

(d)           Review Procedure.  After the claimant has received written notification of an adverse benefit determination, the claimant or a duly authorized representative will have 60 days within which to appeal, in writing, such determination.  The claimant may submit written comments, documents, records, and any other information relevant to the claim for benefits.  The Committee will provide the claimant, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant to the claimant's claim for benefits.

The review will take into account all items submitted by the claimant, regardless of whether such information was submitted or considered in the initial benefit determination.

(e)           Decision on Review.  The decision on review by the Committee will be rendered as promptly as is feasible, but not later than 60 days after the receipt of a request for review, unless the Committee in its sole discretion determines that special circumstances require an extension of time for processing, in which case a decision will be rendered as promptly as is feasible, but not later than 120 days after receipt of a request for review.

If an extension of time for review is required because of special circumstances, written notice of the extension will be furnished to the claimant before termination of the initial 60-day review period and shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render the determination on review.

The decision on review will be in written or electronic form.  In the event of an adverse benefit determination, the decision shall contain:  (1) specific reasons for the adverse determination, written in a clear and simple manner; (2)  specific references to the pertinent plan provisions on which the determination is based; (3) a statement that the claimant may request, free of charge, reasonable access to and copies of all documents, records and other information relevant to the claim for benefits; and (4)  the claimant’s right to bring an action under ERISA Section 502(a).

(f)           Failure to Establish and Follow Reasonable Claims Procedure.  In the case of the failure of the Committee to establish or follow claims procedures consistent with the requirements of Labor Department Regulations Section 2560.503-1, the claimant shall be deemed to have exhausted the administrative remedies available under the Plan and shall be entitled to pursue any available remedies under section 502(a) of ERISA on the basis that the Plan has failed to provide a reasonable claims procedure that would yield a decision on the merits of the claim.

IN WITNESS WHEREOF, CenturyTel, Inc. has executed this Plan this 10th day of December, 2007.

CENTURYTEL, INC.

By: /s/ R. Stewart Ewing, Jr.
R. Stewart Ewing, Jr.
Executive Vice President and
Chief Financial Officer

{B0371622.15}